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                                                                     EXHIBIT 8.1




                         [Cooley Godward LLP Letterhead]




December ____, 2004


Lynx Therapeutics, Inc.
25861 Industrial Blvd.
Hayward, CA 94545


Ladies and Gentlemen:


This opinion is being delivered to you in connection with the filing of the Form S-4 Registration Statement (the "Registration Statement") pursuant to the Acquisition Agreement dated as of September 28, 2004 (the "Acquisition Agreement"), by and among Lynx Therapeutics, Inc., a Delaware corporation ("Parent") and Solexa Limited, a company registered in England and Wales (the "Company"). Pursuant to the Acquisition Agreement, Parent shall acquire at least ninety percent in nominal value of each of the issued B Preferred Shares, the issued A Ordinary Shares and the issued Ordinary Shares of the Company in exchange for Parent Common Stock (the "Acquisition"). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Acquisition Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent in connection with the Acquisition. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         (a)      the Acquisition Agreement;

         (b) those tax representation letters delivered to us by Parent and Company pursuant to the Acquisition Agreement (the "Tax Representation Letters");

         (c)      the Registration Statement; and

         (d) such other instruments and documents related to the formation, organization and operation of Parent and the Company and to the consummation of the Acquisition as we have deemed necessary or appropriate.

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Lynx Therapeutics, Inc.
December ____, 2004
Page Two



In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

         Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         (a) All representations, warranties and statements made or agreed to by Parent and the Company, their managements, employees, officers, directors and stockholders in connection with the Acquisition, including, but not limited to, those set forth in the Acquisition Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

         (b) All covenants contained in the Acquisition Agreement (including exhibits thereto) and the Tax Representation Letters will be performed without waiver or breach of any material provision thereof;

         (c) The Acquisition will be consummated in accordance with the Acquisition Agreement without any waiver or breach of any material provision thereof, and the Acquisition will be effective under applicable state and foreign law;

         (d) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

         (e) The opinion of even date herewith rendered by Heller Ehrman White & McAuliffe LLP to the Company concerning the matters addressed herein and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn.

Based upon and subject to the qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that, (i) for federal income tax purposes, the Acquisition will be a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) statements in the Registration Statement under the caption "The Transaction -- Material U.S. Federal Income Tax Consequences," insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Acquisition or the other transactions contemplated by the Acquisition Agreement and does not address the federal tax consequences of any transaction other than the Acquisition as described in the Acquisition Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Acquisition or the other transactions contemplated by the

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Lynx Therapeutics, Inc.
December ____, 2004
Page Three



Acquisition Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Acquisition, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Acquisition and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Parent and is not to be relied upon for any other purpose or by any other person without our prior written consent.

We consent to the reference to our firm under the caption "The Transaction -- Material U.S. Federal Income Tax Consequences" in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP



------------------------
Mark M. Hrenya


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